Exhibit 99.1

NEWS BULLETIN	FARO Technologies Inc. 125 Technology Park Lake Mary, FL 32746
The Measure of Success	FOR IMMEDIATE RELEASE

FARO TO RAISE $56.1 MILLION IN

REGISTERED DIRECT OFFERING

August 9, 2007, Lake Mary, FL – FARO Technologies, Inc. (NASDAQ: FARO), the world market leader in portable computer-aided measurement arms and laser tracker sales, announced today that it expects to raise $56.1 million in a registered direct offering with certain institutional investors. The net proceeds to FARO are expected to be approximately $53.3 million after deducting placement agent fees but before deducting other offering expenses. FARO has priced the registered direct offering at $34 per share and expects to sell 1.65 million shares of its common stock in the offering. The closing of the offering is scheduled to occur on August 14, 2007, subject to the satisfaction of customary closing conditions. Robert W. Baird & Co. Incorporated acted as lead placement agent for the offering, and A.G. Edwards & Sons, Inc. acted as the co-placement agent for the offering.

A Form S-3 shelf registration statement relating to the shares of common stock that FARO intends to sell in the offering previously was filed with, and has been declared effective by, the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. Any offer will be made only by means of a prospectus, including a prospectus supplement, forming a part of the registration statement.

FARO intends to use the net proceeds from the offering for working capital and general corporate purposes. FARO may also use all or a portion of the net proceeds to acquire additional businesses or technologies. Currently, no commitments or agreements for any such acquisitions or investments are in place.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities and Litigation Reform Act of 1995. These statements include, but are not limited to, the estimated net proceeds of the offering, the scheduled closing of the offering, and the anticipated use of proceeds. In addition, words such as “intends” and “expects” and similar expressions are intended to identify forward-looking statements. Actual events or results may differ materially from the forward-looking statements. Factors that might cause such a difference include, but are not limited to: (i) our inability to ensure the payment for the sale of shares in the offering; (ii) our inability to find suitable acquisition candidates, if any at all; (iii) conditions out of our control, which conditions include but are not limited to the conditions set forth in Section 7 of the Placement Agency Agreement attached as Exhibit 1.1 to the Form 8-K filed by FARO on August 9, 2007; and (iv) other risk factors expressed from time to time in our registration statements and reports as filed with the Securities Exchange Commission.

Forward-looking statements in this press release represent FARO’s judgment as of the date of this release. FARO undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.